Exhibit 99.1

Press Release

Weatherford Names New Director

BAAR, Switzerland, March 12, 2018 – Effective today, Weatherford International plc (NYSE: WFT) has appointed Angela A. Minas to serve as a member of the Board of Directors.

Ms. Minas has more than 30 years of financial, management consulting and executive leadership experience in the energy sector having served as the Chief Financial Officer of DCP Midstream Partners LP and Constellation Energy Partners LLC as well as lead partner for Arthur Andersen’s North American oil and gas consulting practice. She has also served on the boards of multiple public companies including as audit committee chair. She currently serves on the Council of Overseers at the Rice University Graduate Business School. As a member of the Weatherford Board of Directors, she will serve on the Audit Committee and Health, Safety and Environment Committee.

“Angela’s extensive experience in the energy industry, as well as her deep knowledge of finance and accounting, consulting and business transformation, makes her a strong addition to the Weatherford Board,” said Mark A. McCollum, President and Chief Executive Officer. “Her passion, integrity and insight will be especially valuable as we press forward with our Company’s transformation.”

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 800 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,200 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

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Weatherford Contacts
Christoph Bausch
Executive Vice President and Chief Financial Officer
+1.713.836.4615

Karen David-Green
Vice President – Investor Relations, Marketing and Communications
+1.713.836.7430